Exhibit 99.1

1999 Broadway

Financial Statements

For the Period January 1, 2013

to May 21, 2013

and For the Year Ended

December 31, 2012

Contents

Page(s)

Report of independent auditors	1-2

Statements of revenue over certain operating expenses	3

Notes to statements of revenue over certain operating expenses	4-5

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Franklin Street Properties Corp.

Wakefield, Massachusetts

We have audited the accompanying statements of revenue over certain operating expenses (the “Statements”) of the property known as 1999 Broadway (the “Property”) for the period January 1, 2013 to May 21, 2013, and for the year ended December 31, 2012, and the related notes.

Management’s Responsibility for the Statements

Management is responsible for the preparation and fair presentation of the Statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 10-Q of Franklin Street Properties Corp.) as described in Note 2 to the Statements and are not intended to be a complete presentation of the Property’s revenue and expenses.

Opinion

In our opinion, the Statements of the Property referred to above present fairly, in all material respects, the revenue over certain operating expenses described in Note 2 to the Statements of the Property for the period January 1, 2013 to May 21, 2013, and for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Braver PC

Needham, Massachusetts

July 22, 2013

1999 Broadway

Statements of Revenue over Certain Operating Expenses

For the Period January 1, 2013 to May 21, 2013 and

For the Year Ended December 31, 2012

	For the Period January 1, 2013 to May 21, 2013	For the Year Ended December 31, 2012
Revenue

Rental income	$7,274,902	$16,195,934
Termination fee	-	69,005

Total revenue	7,274,902	16,264,939

Certain operating expenses

Taxes and insurance	965,186	1,956,976
Operating and maintenance	2,075,776	4,707,074
Management fees	111,280	220,122
Administrative	12,791	59,860

Total expenses	3,165,033	6,944,032

Excess of revenue over certain operating expenses	$4,109,869	$9,320,907

See notes to statements of revenue over certain operating expenses	3

1999 Broadway

Notes to Statements of

Revenue over Certain Operating Expenses

For the Period January 1, 2013 to May 21, 2013

And for the Year Ended December 31, 2012

1.            Description of the Property

The accompanying statements of revenue over certain operating expenses (the “Statements”) of 1999 Broadway include the operations of a commercial building located in the central business district of Denver, Colorado (the “Property”).  The Property is a fully constructed, 43-story, multi-tenant office building containing approximately 680,277 rentable square feet of space and a 9-story parking garage.  The Property was owned by Pearlmark Broadreach 1999, LLC and sold to FSP 1999 Broadway LLC (the “Property Owner”), a subsidiary of Franklin Street Properties Corp., on May 22, 2013.

2.            Summary of Significant Accounting Policies

Basis of Accounting

The accompanying Statements have been prepared on the accrual basis of accounting.  The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired.  Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.  Therefore, the amounts reported in the Statements may not be comparable to the results of operations reported for the future operations of the Property.  Except for this factor, the Property Owner is not aware of any material factors during the year ended December 31, 2012, or the period January 1, 2013 to May 21, 2013, that would cause the reported financial information not to be indicative of future operating results.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition

Rental income includes income from leases, certain reimbursable expenses, parking and straight-line rent adjustments associated with renting the Property.  A summary of rental income is shown in the following table:

	January 1, 2013	Year Ended
	to	December 31,
	May 21, 2013	2012

Lease revenue	$6,633,441	$12,424,870
Parking revenue	259,780	663,352
Straight-line rent adjustment	(274,367)	1,156,946
Reimbursable expenses and other	656,048	2,019,771

Total	$7,274,902	$16,264,939

1999 Broadway

Notes to Statements of

Revenue over Certain Operating Expenses

For the Period January 1, 2013 to May 21, 2013

And for the Year Ended December 31, 2012

2.            Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Rental income from the leases, which includes rent concessions and scheduled increases in rental rates during the lease terms, are recognized on a straight-line basis.  Reimbursable costs are included in rental income in the period earned.

Subsequent Events

The Property Owner has evaluated all subsequent events through July 22, 2013, the date the Statements were available to be issued.

3.            Leasing Operations

Minimum future rentals due under non-cancelable operating leases are as follows:

Amount

Period May 22, 2013 to December 31, 2013	$10,923,912
Year Ending December 31, 2014	17,147,772
Year Ending December 31, 2015	15,197,669
Year Ending December 31, 2016	12,892,766
Year Ending December 31, 2017	11,267,246
Thereafter	10,274,853

$77,704,218

In addition, the lessees are liable for increases in real estate taxes and certain operating expenses of the Property.

4.            Related Party Transactions

Management fees were paid to an affiliate of Pearlmark Broadreach 1999, LLC.  Amounts paid during the period January 1, 2013 to May 21, 2013 and for the year ended December 31, 2012 were $111,280 and $220,122, respectively.

5.            Concentration of Risks

For the period January 1, 2013 to May 21, 2013 and for the year ended December 31, 2012, 40% and 41%, respectively, of all of the rental income was recognized from two tenants.  As such, future recognition is dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.